FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: +1 345-815-3932
E: James.Lauter@hlss.com

Home Loan Servicing Solutions, Ltd. Announces Filing of Restated Financial Statements

Net Income for Years 2012 and 2013 Reduced $7.3MM and $10.0MM, Respectively, Increased $20.7MM for First Quarter 2014 and Reduced $3.4MM for Second Quarter 2014 - No Impact to Retained Earnings for Second Quarter 2014

George Town, Grand Cayman, August 18, 2014 (GLOBE NEWSWIRE) - Home Loan Servicing Solutions, Ltd. (“HLSS” or the “Company”) today announced that, as a result of a material error in the valuation of its Notes receivable - Rights to MSRs (the “Notes Receivable”), it is today filing with the Securities and Exchange Commission (the “SEC”) (i) an amendment to its 2013 Annual Report on Form 10-K to restate the consolidated financial statements as of and for the years ended December 31, 2012 and 2013, including the quarterly periods within, and (ii) an amendment to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 to restate the consolidated financial statements as of and for the quarterly period ended March 31, 2014 (collectively, the “Amendments”). Contemporaneously with the filing of the Amendments, the Company has today filed with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014.
The Amendments reduce net income and cash provided by operating activities by $7.3 million for the year ended December 31, 2012 and $10.0 million for the year ended December 31, 2013 and increase net income by $20.7 million for the first quarter of 2014. The fair value of our Notes Receivable decreased by $17.3 million at December 31, 2013 and increased by $20.7 million as of March 31, 2014. In addition, the Amendments reduce operating cash flows by $16.7 million in the first quarter of 2014 and increase investing cash flows by the same amount. The Amendments did not impact the Company’s net cash flows for any period.
The Amendments do not impact the Company’s retained earnings or Notes Receivable balance as of June 30, 2014 as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2014 (the “8-K”). Net income for the three months ended June 30, 2014, as reported in the 8-K, was reduced by $3.4 million.
No change to the taxable income reported in the Company’s PFIC statements previously issued in February 2013 and February 2014 is required as a result of the Amendments.
As of December 31, 2012, there was a $7.3 million unrecorded difference between the estimated fair value of the Notes Receivable under Accounting Principles Generally Accepted in the United States of America (“GAAP”) and the carrying value. The differences as of December 31, 2013 and March 31, 2014 were $17.3 million and $3.4 million, respectively. We have determined that, for each period, the difference between the estimated fair value and the carrying value of the Notes Receivable, and the resulting impact on the amortization of Notes Receivable, was material. The Company utilized appraisals prepared by independent valuation firms on a quarterly basis when establishing the estimated fair value of its Notes Receivable.
At the time the Company issued the financial statements for the relevant periods, our accounting convention provided for an allowable range of variation to the estimated fair value of the Notes Receivable of plus or minus 5% based on the belief that this was an acceptable accounting convention. Variances within that range did not result in an adjustment to the carrying value of the assets to the single point estimate of fair value and were not considered in the application of the interest method when accounting for the Notes Receivable. The variance observed for the applicable periods fell within that range and, as a result, the Company did not adjust the carrying value of the Notes Receivable. The Company has subsequently determined that it was required under GAAP to adjust the Notes Receivable to the best available estimate of fair value. The Company’s valuation process now requires us to record the Notes Receivable at the single point estimate of fair value.

We also identified a data input error in relation to the valuation of a small subset of our Notes Receivable as of December 31, 2013 and March 31, 2014. The impact of this data error of $5.9 million and $9.3 million as of December 31, 2013 and March 31, 2104, respectively, is reflected in the adjustments to the Notes Receivable balance for each of the two periods.
We have determined that the foregoing errors relating to the valuation of our Notes Receivable constituted a material weakness in our internal control over financial reporting. We intend to fully remediate that weakness during 2014.

For more information on prior releases and SEC filings, please refer to the “Shareholders” section of our website at www.hlss.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release, including, without limitation, statements we make about our business model, dividend, future earnings, asset performance, asset valuation, business strategy and expectations and objectives for our future performance, are forward-looking statements. These forward-looking statements include declarations regarding our management's beliefs and current expectations. All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those risks specific to our business detailed within our reports and filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013 (the "2013 Form 10-K") as amended by our Amendment No.1 to the 2013 Form 10-K, filed with the SEC on August 18, 2014 (the “Form 10-K/A”) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (the "Q2 Form 10-Q") filed with the SEC on August 18, 2014. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise forward-looking statements¸ whether as a result of new information, future events or otherwise. You should carefully consider the risk factors described under the heading "Risk Factors" within our Form 10-K/A and our Q2 Form 10-Q.